UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2018
FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
920 Memorial City Way, Suite 1000
Houston, Texas 77024
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (281) 949-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by Forum Energy Technologies, Inc. (the “Company”) on a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 6, 2018 (the “Initial Form 8-K”), the Company announced the appointment of Mr. C. Christopher Gaut as President and Chief Executive Officer as of November 30, 2018. This Current Report on Form 8-K/A is being filed as an amendment to the Initial Form 8-K to provide information regarding Mr. Gaut’s compensatory arrangement with the Company.

On December 19, 2018, the Company’s Board of Directors approved the following compensatory arrangement with respect to Mr. Gaut: (i) base salary of $750,000; (ii) target bonus of 110% and a maximum bonus of 220% of his base salary based on the Company’s performance; and (iii) a long-term incentive award of 300,000 Restricted Stock Units, vesting equally over a three-year period, and 300,000 Performance Shares, representing a contingent right to receive common stock based upon the Company’s total shareholder return relative to its peer group over a three-year period beginning January 1, 2019. The number of shares of common stock that may be earned upon the attainment of the specified performance goals are consistent with previous awards to other executive officers and shall vest at the time that the number of earned shares has been determined. Mr. Gaut is eligible to participate in the Company’s compensation and benefits plans, and programs for similarly situated executives, including the Company’s equity incentive plans.

The Company also entered into a Severance Agreement with Mr. Gaut, dated December 19, 2018 (the “Gaut Severance Agreement”). The Gaut Severance Agreement provides that if Mr. Gaut’s employment is terminated by him for Good Reason, as defined therein, or by the Company for any reason other than his death, disability or for Cause, as defined therein, he would be entitled to receive the following benefits: (1) a lump sum payment of an amount equal to two (or three if the termination is within two years after a change in control) multiplied by the sum of (A) his annual base salary at the time of the termination plus (B) his annual base salary multiplied by his highest target bonus opportunity in the year of termination or the two preceding years, (2) a lump sum payment of an amount equal to his unpaid bonus for the prior calendar year, if any, payable at the same time such bonus is paid to active executives, (3) a lump sum payment of an amount equal to his bonus for the calendar year in which his termination occurs, if any, based on the applicable performance criteria, prorated through and including the date of termination, payable at the same time as such bonus is paid to active executives and (4) if he elects COBRA continuation coverage for himself and his eligible dependents, monthly reimbursement of the differential between the COBRA premium and the active executive contribution amount for such coverage under the Company’s group health plans for up to eighteen months. All benefits under the Gaut Severance Agreement are subject to timely execution by Mr. Gaut of a release of claims against the Company. The Gaut Severance Agreement also provides for customary protection of confidential information and two-year non-compete and non-solicitation covenants.

The foregoing description of the Gaut Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title or Description
10.1	Severance Agreement - Gaut

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2018	FORUM ENERGY TECHNOLOGIES, INC.
/s/ John C. Ivascu
John C. Ivascu
Vice President, Deputy General Counsel and Secretary